Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, October 25, 2013 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and nine-month periods ended September 30, 2013.

For the three-month period ended September 30, 2013, the Company reported net income available to common shareholders of $147,000 as compared to a net loss of $965,000 for the second quarter of 2013 and a net loss of $3.2 million for the third quarter of 2012. Net income per diluted common share was $0.04 for the third quarter of 2013 compared with a net loss per share of $0.25 for the second quarter of 2013 and a net loss per share of $0.82 for the third quarter of 2012.

For the nine-month period ended September 30, 2013, the Company reported a net loss available to common shareholders of $627,000 or $0.16 per common share, compared to a net loss of $6.1 million or $1.56 per common share for the nine-month period ended September 30, 2012.

The provision for loan losses recognized a recovery of $920,000 in the third quarter of 2013 compared to an expense of $1.5 million in the third quarter a year ago. For the nine-month period ended September 30, 2013, the provision for loan losses recognized a recovery of $2.1 million compared to an expense of $3.0 million for the same nine-month period of 2012. Costs related to foreclosed real estate were $144,000 for the third quarter of 2013 as compared to $1.3 million in the third quarter of 2012. For the nine-month period ended September 30, 2013, costs related to foreclosed real estate were $676,000 as compared to $2.4 million for the same nine-month period of 2012. Through September 30, 2013, credit-related costs totaled a recovery of $1.6 million, or a 128.7% decrease over the previous year’s costs of $5.5 million through September 30, 2012.

Although nonperforming assets increased in the third quarter of 2013 as compared to the second quarter of 2013, the Company continues its overall progress in reducing the level of nonperforming assets. As of September 30, 2013, the Company’s nonperforming assets were $8.7 million and amounted to 2.03% of total assets as compared to $7.0 million or 1.64% of total assets as of June 30, 2013 and compared to $13.5 million, or 3.02% of total assets as of September 30, 2012. The allowance for loan losses was 2.23% of total loans as of September 30, 2013. Net loan recoveries amounted to $737,000 for the third quarter of 2013, as compared to net loan chargeoffs of $88,000 in the second quarter of 2013 and net loan chargeoffs of $1.6 million in the third quarter of 2012.

The Company’s net interest margin was 2.74% in the third quarter of 2013, which is a decrease of 7 basis points from 2.81% in the third quarter of 2012. Noninterest expenses, excluding the costs related to foreclosed real estate, for the three-month period decreased 11.9% in the third quarter of 2013 versus 2012 and decreased 14.2% for the nine-month period. Cost savings of $1.2 million for the first nine months of 2013 have been recognized in salary and benefits, occupancy and equipment, and consultant and legal fees.

Total assets at September 30, 2013 amounted to $427.9 million, a decrease of 4.5% when compared to $448.3 million as of September 30, 2012. Loans totaled $278.5 million at September 30, 2013, an increase of $9.0 million or 3.3% compared to June 30, 2013 and a decline of $2.2 million or 0.8% from a year earlier. Deposits decreased 4.9% over the prior year to $365.7 million. The Company’s deposit mix has improved by reducing $27.6 million in non-core brokered deposits since September 30, 2012.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.38% and 4.51% respectively, while its total capital to risk-weighted assets ratio was 5.77% as of September 30, 2013.

President and CEO, Stephen R. Talbert, said, “We are proud of the progress we have made for our shareholders, particularly with the loan growth this quarter. Our staff continues to work hard on further improvements to make Bank of the Carolinas better each day.”

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2013	2012
Assets:
Cash and due from banks, noninterest-bearing	$4,941	$3,987
Temporary investments	28,696	17,553
Investment securities	92,891	121,387
Loans	278,503	280,671
Less, allowance for loan losses	(6,215)	(7,450)

Total loans, net	272,288	273,221
Premises and equipment, net	11,429	11,911
Other real estate owned	1,386	5,424
Bank owned life insurance	10,799	10,447

Other assets	5,498	4,343

Total Assets	$427,928	$448,273

Liabilities:

Noninterest bearing demand deposits	$35,323	$34,756
Interest-checking deposits	39,790	39,138
Savings and money market deposits	111,913	106,541
Time deposits	178,668	204,095

Total deposits	365,694	384,530

Securities sold under repurchase agreements	45,544	45,379
Subordinated debt	7,855	7,855
Other liabilities	2,613	1,919

Total Liabilities	421,706	439,683

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179

Discount on preferred stock	(183)	(496)
Common stock, $5 par value per share	19,479	19,479
Additional paid-in capital	12,991	12,991
Retained losses	(36,880)	(37,463)
Accumulated other comprehensive income (loss)	(2,364)	900

Total Shareholders’ Equity	6,222	8,590

Total Liabilities and Shareholders’ Equity	$427,928	$448,273

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	1,730	1,071
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840

Book value per common share	$(2.23)	$(1.45)

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Interest income
Interest and fees on loans	$3,264	$3,571	$9,704	$10,905
Interest on securities	520	723	1,606	2,043
Other interest income	17	13	56	59

Total interest income	3,801	4,307	11,366	13,007

Interest expense
Interest on deposits	561	779	1,761	2,530
Interest on borrowed funds	569	570	1,689	1,698

Total interest expense	1,130	1,349	3,450	4,228

Net interest income	2,671	2,958	7,916	8,779
Provision for loan losses	(920)	1,471	(2,078)	2,996

Net interest income after provision for loan losses	3,591	1,487	9,994	5,783

Noninterest income
Customer service fees	285	297	857	867
Increase in value of bank owned life insurance	89	89	263	685
Gains on investment securities	—	—	—	2,147
Other income	6	5	9	20

Total noninterest income	380	391	1,129	3,719

Noninterest expense
Salaries and benefits	1,611	1,723	4,804	5,266
Occupancy and equipment	459	468	1,337	1,451
FDIC insurance assessments	360	405	1,096	1,225
Data processing expense	257	257	809	737
Valuation provisions and net operating costs associated with foreclosed real estate	144	1,324	676	2,415
Other	748	1,048	2,297	3,371

Total noninterest expenses	3,579	5,225	11,019	14,465

Income (Loss) before income taxes	392	(3,347)	104	(4,963)
Provision for income taxes	—	(383)	—	409

Net income (loss)	$392	$(2,964)	$104	$(5,372)
Dividends and accretion on preferred stock	(245)	(239)	(731)	(714)

Net loss available to common shareholders	$147	$(3,203)	$(627)	$(6,086)

Loss per common share:
Basic	$0.04	$(0.82)	$(0.16)	$(1.56)
Diluted	$0.04	$(0.82)	$(0.16)	$(1.56)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,895,840	3,895,840	3,895,840
Diluted	3,895,840	3,895,840	3,895,840	3,895,840

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the
	nine months ended September 30
	2013	2012	Change*
Average balance sheet data
Average loans	$270,352	$291,858	(7.37)%
Average earning assets	389,543	432,317	(9.89)
Average total assets	427,136	472,327	(9.57)
Average common shareholders’ equity	(5,375)	(2,034)	164.30
Average total shareholders’ equity	7,804	11,145	(29.98)

Period-end balance sheet data:
Total loans	$278,503	$280,671	(0.77)%
Allowance for loan losses	(6,215)	(7,450)	(16.58)
Total assets	427,928	448,273	(4.54)
Total deposits	365,694	384,530	(4.90)
Total common shareholders’ equity	(6,957)	(4,589)	51.60
Total shareholders’ equity	6,222	8,590	(27.57)

Asset quality indicators
Net loan charge-offs (recoveries)	$(1,403)	$3,647	(138.47)%
Total nonperforming loans	7,305	8,124	(10.09)
Total nonperforming assets	8,692	13,549	(35.85)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	(0.69)%	1.67%	(236	)BP
Nonperforming loans to total loans	2.62	2.89	(27)
Nonperforming assets to total assets	2.03	3.02	(99)
Nonperforming assets to loan-related assets	3.11	4.74	(163)
Allowance for loan losses to total loans	2.23	2.65	(42)

Financial ratios
Return on average assets **	0.03%	(1.52)%	155	BP
Return on average common shareholders’ equity **	N/M	N/M	N/M
Net interest margin **	2.72	2.71	1

Per share amounts available to common shareholders
Basic loss per common share	$(0.16)	$(1.56)	89.74%
Diluted loss per common share	(0.16)	(1.56)	89.74
Book value per common share	(2.23)	(1.45)	53.48

*	BP denotes basis points . N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended September 30
	2013	2012	Change*
Average balance sheet data
Average loans	$273,510	$282,639	(3.23)%
Average earning assets	386,592	418,426	(7.61)
Average total assets	422,096	456,774	(7.59)
Average common shareholders’ equity	(7,152)	(4,462)	60.27
Average total shareholders’ equity	6,027	8,717	(30.85)

Asset quality indicators
Net loan charge-offs	$(737)	$1,562	(147.18)%

Asset quality ratios
Net-chargeoffs to average loans **	(1.07)%	2.20%	(327	)BP

Financial ratios
Return on average assets **	0.37%	(2.58)%	295	BP
Return on average common shareholders’ equity **	N/M	N/M	N/M
Net interest margin **	2.74	2.81	(7)

Per share amounts available to common shareholders
Basic loss per common share	$0.04	$(0.82)	104.88%
Diluted loss per common share	0.04	(0.82)	104.88
Book value per common share	(2.23)	(1.45)	53.48

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.